UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 27, 2006

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UNIVERSAL COMMUNICATION SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

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Nevada	4812	860887822
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

407 Lincoln Road., Suite 12F, Miami Beach, FL 33139

(Address of Principal Executive Office) (Zip Code)

305-672-6344

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement

On February 27, 2006, we completed a private placement pursuant to a Subscription Agreement which we entered into with several accredited and/or qualified institutional investors dated as of February 27, 2006, pursuant to which the investors subscribed to purchase an aggregate principal amount of $3,012,050 in 9% secured convertible promissory notes and 1 Class A and 1 Class B common stock purchase warrant for each 2 shares which would be issued on each closing date assuming full conversion of the secured convertible notes issued on that closing date. The terms of the subscription agreement call for two closings - an initial closing representing $1,506,025 of 9% secured convertible promissory notes, 75,301,250 Class A warrants and 75,301,250 Class B warrants and a second closing representing the balance. The second closing will occur on or before the fifth day following the effective date of the registration of these securities under the Subscription Agreement, which is to occur within forty five days of the initial closing.

The secured convertible notes bear simple interest at 9% per annum payable monthly together with five and one half percent (5.5%) of the initial principal, all interest accrued and any other amounts not paid, commencing six months from the issuance date, and mature 2 years after the date of issuance. These payments may be made in cash or by the conversion of the amount due in the Company’s common stock at a conversion rate which is the lesser of $0.01 per share or 85% of the average closing bid price for the preceding five trading days, at the discretion of the investor. Each investor shall have the right to convert the secured convertible notes after the date of issuance at any time, until paid in full, at the election of the investor into fully paid and nonassessable shares of our common stock. The conversion price per share is $0.01. The conversion price is adjustable in the event of any stock split or reverse stock split, stock dividend, reclassification of common stock, recapitalization, merger or consolidation. In addition, the conversion price of the secured convertible notes will be adjusted in the event that we spin off or otherwise divest ourselves of a material part of our business or operations or dispose of all or a portion of our assets. Our obligation to repay all principal, and accrued and unpaid interest under the convertible notes is secured by all of our assets pursuant to a certain Security Agreement dated as of February 27, 2006.

We issued an aggregate of 75,301,250 Class A common stock purchase Warrants and 75,301,250 Class B common stock purchase Warrants to the investors, representing 1 Class A warrant issued for each 2 shares and 1 Class B warrant issued for each 2 shares, which would be issued on the first closing date assuming full conversion of the secured convertible notes issued on that closing date. The Class A warrants are exercisable until four years from the closing date at an exercise price of $0.02 per share, and the Class B warrants are exercisable for 180 days from the closing date at an exercise price of $0.015. The exercise price of the Class A and Class B warrants will be adjusted in the event of any stock split or reverse stock split, stock dividend, reclassification of common stock, recapitalization, merger or consolidation. In addition, the exercise price of the warrants will be adjusted in the event that we spin off or otherwise divest ourselves of a material part of our business or operations or dispose of all or a portion of our assets.

We are obligated to file a registration statement registering the shares of our common stock issuable upon conversion of the secured promissory notes and exercise of the Class A and B warrants no later than 45 days after the initial closing date and cause it to be declared effective within 120 days after the closing date. If we do not meet the aforementioned filing and effectiveness deadlines, we shall pay to each investor an amount equal to 2% for each 30 days or part thereof thereafter, of the purchase price of the secured convertible notes remaining unconverted and purchase price of the shares of our common stock issued upon conversion of the notes.

On May 17, 2006, to induce the holders to exercise the Class A warrants, we entered into a letter agreement with the investors under which the parties agreed to modify the exercise price of the Class A warrants to $0.0075 per share, and the Company will issue to the Subscriber 75,301,250 additional Class B Common Stock Purchase Warrants exercisable at $0.015.

Item 2.03

Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information reported in Item 1.01 is incorporated by reference into this Item 2.03.

Item 3.02

Unregistered Sales of Equity Securities

The information reported in Item 1.01 is incorporated by reference into this Item 3.02. No underwriter or broker was employed in the transaction. The securities were deemed restricted securities for purposes of the Securities Act of 1933 as amended (the “Securities Act”). The securities were issued in transactions exempt from registration under the Securities Act in reliance on Section 4(2) and 4(6) of such Act.

Item 9.01

Financial Statements and Exhibits

(d)

Exhibits.

Exhibit No.	Description

10.1	Subscription Agreement dated as of February 27, 2006.
10.2	Form of Class A and Class B Common Stock Purchase Warrant.
10.3	Form of Secured Convertible Promissory Note.
10.4	Security Agreement dated as of February 27, 2006
10.5	Form of Guaranty.
10.6	Modification Agreement dated as of May 17, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Universal Communication Systems, Inc.
(Registrant)

By:	/s/ MICHAEL J. ZWEBNER
Michael J. Zwebner Chairman and Chief Executive Officer

Date:  July 19, 2006

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